Exhibit 99.1

Contacts:
Hope Ni
Chief Financial Officer
Email: communications@comtech.com.cn
hopeni@comtech.com.cn

Comtech Group, Inc. Announces Preliminary Results for 2006 Fourth Quarter

▪	Comtech posts record revenues and profitability in Q4 2006, represents approximately 40% increase in revenue and 41% increase in Pro forma EPS, versus 2005
▪	Company set to maintain pattern of sustainable growth during 2007

SHENZHEN, China, February 8th, 2007 -- Comtech Group, Inc. (Nasdaq: COGO) a leading provider of customized module design solutions as well as other engineering and business services for more than 200 domestic and international technology product manufacturing companies based in China, today announced preliminary results for the fourth quarter of 2006.

For the fourth quarter of 2006, the Company expects to report revenue of approximately $46-$48 million, an increase of approximately 40 percent on the revenues of $33.6 million reported during the fourth quarter of 2005. The Company estimates that total revenue growth for 2006 will be up by approximately 55 percent from the previous year.

Jeffrey Kang, Chairman & Chief Executive Officer, Comtech Group, said: “Our focus in recent years has been to create a pattern of sustainable and solid growth for the Company for the long term. Our performance during 2006 shows that we are on track to make this vision become a reality”.

“The fourth quarter of 2006 was the best in our history and the eighth consecutive quarter in which we have achieved record revenue growth. Similarly, it was the seventh quarter in a row in which we were able to report record net profit figures. This is evidence of the overall quality of the company and of our ability to always deliver top results, both in terms of our financial reporting and our general business service,” said Mr. Kang.

The Company expects to report pro forma diluted earnings per share (“EPS”), excluding share-based compensation expense, of approximately $0.15-$016 for the fourth quarter of 2006, compared to $0.11 for the fourth quarter of 2005, representing approximately 41 percent increase. EPS on a U.S. GAAP basis was approximately between $0.12-$0.13 for the fourth quarter of 2006.

Comtech Group restated its guidance of approximately $200 million-$210 million in revenues for 2007, an increase of approximately 20 percent versus 2006. Diluted earnings per share for 2007 are expected to be at least $0.65 - excluding the stock-based compensation expense - representing an increase of approximately 25 percent over the previous year.

Mr. Kang said: “Our growing customer base, diversified product and service offerings and unique business model, along with our ability to identify and target high growth market opportunities, have been the key factors in driving meaningful year on year growth for the company”.

“We expect each business segment to continually grow in 2007. Digital media will be the strongest growth area, driven by the 2008 Beijing Olympic and increasing Chinese consumer spending power. Overall, we are confident about our business outlook and look forward to continued sustainable growth in revenues and profitability in 2007”, he added.

The company plans to host another conference call in the middle of March 2007 to provide final and detailed 2006 auditing results and to update on the Company’s 2007 business outlook after the completion of auditing. Financial results stated in this release have not been audited, and it may differ from the actual auditing results. .

Teleconference Information
Management will host a conference call today at 4:30 p.m. Eastern to discuss the preliminary results. Interested parties may dial 1-877-715-5318 if dialing domestically, or 1-973-582-2852 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until March 8, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally Please use pass code 8357372 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's website at www.comtech.com.cn. Alternatively, it can be accessed ViaVid's website at http://viavid.net/dce.aspx?sid=00003A33. The web cast can be accessed until March 8th, 2007 on either site.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
http://www.microsoftcom/windows/windowsmedia/en/download/default.asp.

About Comtech
Comtech Group is a leading provider of customized module design solutions in China and serves as a gateway to leading electronics manufacturers in China. Comtech Group has historically focused on the digital media, mobile handset and telecom equipment end-markets. Over the last three years, Comtech has worked with over 200 customers. Comtech's customer base includes most of the largest and best-known manufacturers in the mobile handset, telecom equipment and digital media end-markets in China.

Safe Harbor Statement
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our plans and objectives for future expansion, including general and cyclical economic and business conditions, and, in particular, business prospective; our digital media, mobile and telecom business prospective; changes; and other statements containing forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," "looking forward" or similar terms, variations of such terms or the negative of such terms. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. For a further description of these and other risks and uncertainties see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

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